Exhibit 99.2
Abercrombie & Fitch
December 2008 Sales Release
Call Script
This is Brian Logan, Vice President Finance and Controller of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended January 3, 2009.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended January 3, 2009, were $539.2 million, an 18% decrease from net sales of $657.0 million for the five-week period ended January 5, 2008. Total Company direct-to-consumer net sales were $45.6 million for the five-week period ended January 3, 2009, an 11% decrease from sales for the five-week period ended January 5, 2008. December comparable store sales decreased 24%. December sales results were favorably impacted by additional markdowns taken in the Company’s winter clearance.
By brand, Abercrombie & Fitch comparable store sales were down 24%. Men’s comps were down by a low teen; women’s comps were down by a low thirty. Transactions per store decreased 23%; average transaction value decreased 1%.

Abercrombie & Fitch
December 2008 Sales Release
Call Script
For abercrombie, comparable store sales were down 29%. Boys comps were down by a low twenty; girls comps were down by a low thirty. Transactions per store decreased 28%; average transaction value was flat.
Hollister comparable store sales were down 24%. Dudes comps were down by a low teen; Bettys comps were down by a high twenty. Transactions per store decreased 26%; average transaction value increased 2%.
RUEHL comparable store sales were down 26%. Men’s comps were down by a high teen; women’s comps were down by a low thirty. Transactions per store decreased 24%; average transaction value decreased 9%.
From a merchandise classification standpoint across all brands, stronger performing masculine categories included sweaters, jeans, and fragrance, while graphic tees and polos were weakest. Stronger performing feminine categories included woven shirts, sweaters, and jeans, while knit tops, fleece, and graphic tees were weakest.

Abercrombie & Fitch
December 2008 Sales Release
Call Script
Regionally, comparable store sales were down in all US regions and Canada. Comparable store sales were stronger in the flagship stores, particularly in the UK.
Based on the impact of current sales trends on the profitability of a number of Ruehl and other stores, the Company expects that its fiscal year-end review of long-lived assets will result in a non-cash impairment charge in the fourth quarter.
As was noted in the release, our fourth quarter results will include a charge of approximately $10.0 million to tax expense as a result of the execution of the Chairman and Chief Executive Officer’s new employment agreement on December 19, 2008, which pursuant to section 162(m) results in the exclusion of previously recognized tax benefits. Under the previous employment agreement, the Company recorded deferred tax assets based on the anticipated delivery of benefits to the CEO in the calendar year following the year of his retirement. As a result of the new employment

Abercrombie & Fitch
December 2008 Sales Release
Call Script
agreement, the CEO will receive the benefits during his new employment term, therefore the expected tax benefits will no longer be available.
As a result of the charge to tax expense and the expected non-cash impairment charge, the Company now anticipates that its reported net income per diluted share for the fourth quarter will be significantly below the $1.00 to $1.05 per diluted share guidance previously issued.
The Company will report January sales results on Thursday, February 5, 2009.
Thank You.

4